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                                                                EXHIBIT 10.2




                          PURCHASE AND SALE AGREEMENT

     THIS AGREEMENT is made and entered into as of this 30th day of August 1996, among Waterville Valley Ski Area, Ltd., a New Hampshire corporation with a principal place of business at Waterville Valley, New Hampshire ("WVSAL"), Cranmore, Inc., a Maine corporation with a principal place of business at North Conway, New Hampshire ("CI") (WVSAL and CI being collectively referred to as the "Sellers"), American Skiing Company, a Maine corporation with a principal place of business at Bethel, Maine ("American SKI") and Booth Creek Ski Acquisition Corp., a Delaware corporation with a principal place of business at Vail, Colorado.("Buyer"), all of the issued and outstanding stock of which is beneficially owned by George N. Gillett, Jr. of Vail, Colorado.

                                    RECITALS

     1. WVSAL owns and operates the Waterville Valley Ski Resort located in Waterville Valley, New Hampshire (the "WVSAL Resort") and CI owns and operates the Mount Cranmore Ski Resort located in North Conway, New Hampshire (the "CI Resort"). The WVSAL Resort and CI Resort are hereinafter collectively referred to as the "Ski Areas".

     2. WVSAL and CI wish to sell to Buyer, and Buyer wishes to purchase and acquire from WVSAL and CI the Ski Areas and all WVSAL's assets located in Waterville Valley, New Hampshire and all CI's assets located in North Conway, New Hampshire.

     3. The sale and purchase and the other transactions contemplated hereby will be subject to the approval of the United States Department of Justice ("USDOJ") as provided in the Stipulation and Final Judgment in the proceeding entitled United States of America v. American Skiing Company and S-K-I Limited, United States District Court, District of Columbia, Docket No. 96-1308 (the "Consent Decree").

                                   AGREEMENT

     NOW, THEREFORE, in consideration of the mutual agreements herein contained, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:


                                   ARTICLE I

                                PURCHASED ASSETS

     Subject to the terms and conditions of this Agreement, Sellers agree to sell, convey, transfer, set over, assign and deliver to Buyer, and Buyer agrees to purchase and accept from Sellers all right, title and interest in and to the assets, real, personal and mixed, tangible and intangible, of every kind, nature and description pertaining to or used or useful in the operations of the Ski Areas (excluding, however, the Excluded Assets), including without limitation the following assets (the "Purchased Assets"):

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     1.01     REAL PROPERTY.

     The real property consisting of:

     (a) All real property owned by WVSAL, together with all buildings and other improvements located thereon, including those described in
              Schedule 1.01(a) (the "WVSAL Real Estate");

     (b) All real property owned by CI, together with all buildings and other improvements located thereon, including those described in
              Schedule 1.01(b) (the "CI Real Estate"); and

     (c) All easements, rights, privileges, rights of way and appurtenances belonging to Sellers, whether or not appurtenant to, adjoining or adjacent to the WVSAL Real Estate and/or the CI Real Estate and all buildings, fixtures and improvements thereon, including any interest in adjoining or adjacent highways, roads, streets and lanes, whether public or private, used by Sellers for the benefit of the WVSAL Real Estate and/or the CI Real Estate, and including all development rights owned by either WVSAL or CI, including but not limited to those described in Schedule 1.01(c) (the "Easements"); the WVSAL Real Estate, CI Real Estate and Easements being hereinafter referred to as the "Sellers' Real Estate". Without limiting the foregoing, the Sellers' Real Estate shall include the Waterville Valley Conference Center, the Mt. Cranmore Mountain Club and those certain recreational easements pertaining to Black Cap Mountain described on Schedule 1.01(c).

     1.02     UNITED STATES FOREST SERVICE PERMITS.

     WVSAL's rights under the United States Forest Service Permit No. 4008-01 dated October 31, 1994 ("USFS Permit") for alpine skiing on Mt. Tecumseh and Snow's Mountain and cross-country skiing, all taking place on White Mountain National Forest lands in Waterville Valley, New Hampshire.

     1.03     SKI AREAS IMPROVEMENTS.

     All buildings, structures, lifts, snowmaking equipment, fixtures and other improvements owned by Sellers which are utilized in any way in the operation of the Ski Areas, including, but not limited to, the parking lots, lifts, snowmaking systems, snowmaking compressor and pumphouse buildings, services buildings and base lodges, including those described in Schedule 1.03 (the "Ski Areas Improvements").


     1.04     PERSONAL PROPERTY.



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     All inventory, supplies, materials, computers, phone equipment, vehicles, machinery and equipment, furniture and other personal property owned by Sellers which are utilized in any way in the operation of the Ski Areas, including without limitation the personal property described in Schedule 1.04 (the "Personal Property").

     1.05     LICENSES AND PERMITS.

     To the extent assignable by Sellers', all of Sellers' rights under all governmental licenses, authorizations and permits relating to operation of the Ski Areas, including but not limited to the licenses, authorizations and permits listed on Schedule 1.06 ("Assumed Permits").

     1.06     BOOKS AND RECORDS.

     All Sellers' books, records, reports, studies, documents, data and other information relating to the Purchased Assets or the Sellers ("Records").

     1.07     INTELLECTUAL PROPERTY.

     All rights to any trademarks, tradenames, servicemarks (whether or not registered), registrations thereof, applications for registration, copyrights (whether or not registered) and any other intangible assets or property, and any applications for registration thereof, used in connection with Sellers' operation of the Ski Areas, including without limitation as listed on Schedule
1.07  ("Intellectual Property Rights").

     1.08     CONTRACT RIGHTS.

     All of the contracts, agreements leases and commitments, and all amendments, extensions, renewals, substitutions and replacements thereof, necessary for or used or useful in the operations of the Ski Resorts.

     1.09     CLAIMS, SUITS, ETC.

     All claims, suits, and causes of action that either Seller has against third parties with respect to the Ski Resorts, including without limitation, any rights or claims arising from manufacturer warranties with respect to machinery and equipment included in the Purchased Assets.

     1.10     ACCOUNTS RECEIVABLE; DEPOSITS.

     All of Sellers' accounts receivable for services to be performed or products to be delivered on or after the Closing and all deposits, prepaid expenses and refunds (including deposits received in connection with the 1996-7 ski season and any ski season thereafter), excepting those that are prorated as of Closing in accordance with the standards set forth on Schedule 1.10.





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     1.11     CASH.

     All of the Sellers' cash on hand and any cash equivalents in the form of bank accounts, investment securities and other deposits, prepaid expenses and refunds, which specifically relate to the sale of a ski pass for the 1996-1997 season or any season thereafter for use at either Ski Area.

     1.12     GOING CONCERN

     The business of the Ski Resorts as a going concern.

                                   ARTICLE II

                                EXCLUDED ASSETS

     The assets listed below shall be excluded from the Purchased Assets (the "Excluded Assets"):

                 2.01     CASH.

     All of the Sellers' cash on hand and any cash equivalents in the form of bank accounts, investment securities and other deposits, prepaid expenses and refunds, excepting those that specifically relate to the sale of a ski pass for the 1996-1997 season or any season thereafter for use at either Ski Area and excepting those that are prorated as of the Closing in accordance with Section 1.10.

                 2.02     ACCOUNTS RECEIVABLE.

     All of Sellers' accounts receivable for services performed or products delivered on or prior to the Closing, the collection of which is addressed in
Section 13.20 hereof.

                                  ARTICLE III

                          NO ASSUMPTION OF LIABILITIES

                 3.01     NO ASSUMPTION BY BUYER.

     Except for the liabilities of Sellers assumed by Buyer as described in
Schedule 3.01 hereof ("Assumed Liabilities"), Buyer does not, and shall not be obligated to, assume or become liable for any of Sellers' liabilities, obligations, debts, contracts or other commitments whatsoever, whether known or unknown, fixed or contingent, now existing or hereafter existing.



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          3.02     NO ASSUMPTION BY SELLERS.

     Nothing in the foregoing shall be deemed to constitute an assumption by Sellers of any of Buyer's liabilities, obligations, debts, contracts or other commitments whatsoever, whether known or unknown, fixed or contingent, now existing or hereafter arising which relate to Buyer's ownership of or the operation, or removal by Buyer of any of, the Purchased Assets after the Closing Date other than those liabilities, obligation, debts, contracts or other commitments, whether known or unknown, which exist or shall be deemed to have occurred prior to Buyer's ownership and operation of the Ski Areas and which were not specifically assumed by Buyer pursuant to Section 3.01.

                                   ARTICLE IV

                               PURCHASE AND SALE

          4.01     DETERMINATION OF PURCHASE PRICE.

                   (a) In consideration of Sellers' sale, assignment and transfer of the Purchased Assets to Buyer and Sellers' agreement to perform the terms, covenants and provisions of this Agreement on its part to be performed, at Closing (as hereinafter defined) Buyer will assume the Assumed Liabilities, and will pay to Sellers an amount equal to Seventeen Million Five Hundred Thousand Dollars ($17,500,000) minus the Adjustment (as defined in this Section 4.01(a)) (the "Purchase Price"). The "Adjustment" shall be the amount of the diminution in value in excess of $500,000 of the Purchased Assets, the business of the Sellers and or the Ski Areas resulting from (i) any breach or breaches of a representation or warranty by either of the Sellers or (ii) one or more failures by either of the Sellers to comply with any of the other provisions of this Agreement. In the event that the diminution referred to above is greater than $1,500,000 (in which case the Adjustment would be greater than $1,000,000) and the Buyer requests an Adjustment in excess of $1,000,000, the Sellers and Buyer shall have the right to terminate this Agreement under this Section 4.01(a), it being understood that the Sellers shall not have the right to terminate this Agreement under this Section 4.01(a) if the Buyer does not request an Adjustment in excess of $1,000,000 and the Buyer shall not have the right to terminate this Agreement under this Section 4.01(a) if the diminution referred to above is not greater than $1,500,000.

                   (b) If the Buyer believes that any Adjustment is necessary, the Buyer shall provide prompt notice thereof to Sellers prior to Closing (the "Buyer's Adjustment Notice") for each such Adjustment, which notice shall contain an explanation of the Buyer's basis for the Adjustment. The Sellers shall have five (5) business days from receipt of such Buyer's Adjustment Notice to accept or disapprove thereof. If Seller shall approve of the Adjustment provided in such Buyer's Adjustment Notice, or shall fail to notify Buyer of Sellers' disapproval thereof within said five (5) business day period, then the Adjustment shown in such Buyer's Adjustment Notice shall be the amount of the Adjustment for such Buyer's Adjustment Notice. If Sellers shall disapprove of the amount of the Adjustment as shown on such Buyer's Adjustment Notice, Sellers




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shall so notify Buyer within such five (5) business day period and shall accompany such notice with Sellers' calculation of the Adjustment (the "Sellers' Calculation"). The Buyer and Sellers shall negotiate in good faith to resolve any dispute over the amount or existence of any Adjustment arising from each Buyer's Adjustment Notice. If the Buyer and Sellers cannot resolve their differences over the proposed Adjustment for any Buyer's Adjustment Notice within ten (10) business days following receipt by Buyer of the Sellers' Calculation, then the Sellers and the Buyer shall submit their disagreement to Sno Engineering whose determination on the matter shall be final and conclusive and binding on the parties hereto.

          4.02     DEPOSIT.

               Upon the execution of this Agreement Seven Hundred Fifty Thousand Dollars ($750,000.00) (the "Deposit") shall be deposited with the Sellers either in cash or in the form of an assignment of Vail Resorts, Inc. common stock sufficient to generate a value of $750,000. Buyer shall initially place 25,000 shares of Vail Resorts, Inc. common stock on deposit with the Escrow Agent. In the event the Sellers are entitled to retain the Deposit in accordance with the terms of this Agreement and the Deposit Escrow Agreement referred to below, then the number of shares, together with any cash portion of the Deposit, necessary to generate a Deposit value of $750,000 shall be determined using the procedure set forth below as of the date of the termination of this Agreement which entitles the Sellers to retain the Deposit. Notwithstanding anything herein to the contrary, the number of shares of Vail Resorts, Inc. common stock to be deposited with the Escrow Agent or to be retained by the Sellers shall not exceed 25,000. The value of Vail Resorts, Inc. common stock shall be determined using the following procedure, in the order of priority specified:

          (1)     By mutual agreement of the parties;

          (2) By independent appraisal performed by Bear, Stearns & Co. Inc., which independent appraisal shall be final, binding and conclusive as to the per share value of Vail Resorts, Inc. common stock.

Any common stock remaining in the Deposit after application of the number of shares necessary to achieve a $750,000 Deposit value shall be reassigned to Buyer. The Deposit shall be made pursuant to and in accordance with the terms of the Deposit Escrow Agreement to be entered into by the Buyer, the Sellers, George N. Gillett, Jr. and an escrow agent. The Deposit Escrow Agreement shall be entered into on the date and in accordance with the terms provided for in that certain Letter Agreement dated as of the date hereof by and among the Buyer and the Sellers. The Escrow Agent under the Deposit Escrow Agreement shall be acceptable to Buyer and Sellers (the "Escrow Agent"). The Deposit shall be applied as follows:

          (a) If the Closing shall occur, the cash portion of the Deposit together with any earnings thereon to the Closing Date (as defined in Article V) shall be applied as a credit against the Purchase Price as provided in Section 4.03(a). The parties hereto acknowledge that any Vail Resorts, Inc. stock assigned pursuant to this Section 4.02 shall not be credited against



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the Purchase Price at Closing, but rather shall be re-assigned by Sellers to
Buyer upon payment of the full Purchase Price.

               (b) If the Closing shall not occur by reason of a material breach of this Agreement by Buyer, including by failing to close the transactions contemplated hereby upon satisfaction by Sellers of the conditions set forth in Article VIII hereof, and the Sellers are not in material breach of this Agreement any and all of which breaches, if measurable as a diminution in value, do not result in an Adjustment under Section 4.01 in excess of $1,000,000, then upon termination of this Agreement Sellers shall be entitled to retain the Deposit, together with any earnings thereon, for their own account as liquidated damages in lieu of all claims, actions or remedies which Sellers may have against Buyer arising out of such breach.

               (c) If the Closing shall not occur for any reason other than pursuant to clause (b) of this Section 4.02 (it being understood that termination of this Agreement by Buyer or Sellers pursuant to Section 4.01(a) of this Agreement shall be deemed pursuant to this Section 4.02(c), and not Section 4.02(b)), then upon termination of this Agreement the Deposit, together with any earnings thereon, shall be returned to Buyer.

          4.03     PAYMENT OF PURCHASE PRICE.

               (a) The Deposit, together with any earnings thereon, shall be credited as a payment against the Purchase Price; provided that any Vail Resorts, Inc. stock assigned pursuant to Section 4.02 shall not be credited against the purchase price at Closing, but rather shall be re-assigned by Sellers to Buyer upon payment of the full purchase price.

               (b) (i) Fourteen Million Seven Hundred Fifty Thousand Dollars ($14,750,000), less .50 times the aggregate of any Adjustments and less the credit provided for in Section 4.03(a) shall be paid by Buyer in cash by wire transfer or other acceptable means of delivering same day good funds; and
(B) Two Million Seven Hundred Fifty Thousand Dollars ($2,750,000) less .50 times the aggregate of any Adjustments shall be paid by a promissory note from Buyer to Sellers. The note shall bear interest at the rate of 12% per annum, provide for a seven and one-half year maturity with the principal due according to the schedule below, and contain semi-annual interest payment dates, with the first interest payment date occurring on the six month anniversary of the Closing.
The note will be secured by a second mortgage lien, security interest or collateral assignment (as applicable) in all Purchased Assets, junior only to Purchaser's senior credit facilities, Purchaser's purchase money financing and certain other customary permitted liens, all to the extent consented to by the senior lenders of Buyer. The note shall contain customary terms and provisions including provision for payment of costs and collection. The required principal payments shall be as follows:

                      Date                             Amount
                      ----                             ------

                      11/30/96                          $250,000.00




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                Date                                  Amount
                ----                                  ------

               1/31/98                               100,000.00

               1/31/99                               150,000.00

               1/31/00                               200,000.00

               1/31/01                               250,000.00

               1/31/02                               300,000.00

               1/31/03                               350,000.00

           Maturity Date                    Remaining Principal.



          4.04     ADJUSTMENT FOR TAXES, PREPAYMENTS AND DEPOSITS.

          Real property taxes, personal property taxes, other ad valorem taxes, any governmental levies, charges or assessments, utilities, water, sewer and any other charges attributable to the Purchased Assets for the fiscal year during which the Closing Date occurs as well as any other prepayments and deposits with respect to the Purchased Assets shall be prorated and adjusted as of the Closing Date. All of such taxes, prepayments and deposits are listed on Schedule 4.02. If the real property taxes or personal property taxes for the fiscal year during which the Closing Date occurs are not finally determined, then such taxes for the immediately prior fiscal year shall be used for the purposes of prorating taxes on the Closing Date, with a further adjustment to be made after the Closing Date as soon as such taxes are finalized. Installments of special taxes or assessments with respect to the Purchased Assets which are payable for the fiscal period in which the Closing Date occurs shall be prorated as of the Closing Date. Sellers' and Buyer's obligation to make post-Closing Date adjustments for taxes, prepayments and deposits shall survive the Closing.

          4.05     ADJUSTMENT FOR UTILITIES.

          Sellers shall cause all meters for electricity, gas, water, sewer and other utility usage at the Ski Areas to be read on the Closing Date, and Sellers shall pay all charges for such utilities which have accrued on or prior to the Closing Date. If the utility companies are unable or refuse to read the meters on the Closing Date, all charges for such utilities to the extent unpaid shall be prorated and adjusted as of the Closing Date based on the most recent bills therefor. The Sellers shall provide notice to Buyer within three (3) days before the Closing Date setting forth (i) whether utility meters will be read as of the Closing Date and (ii) a copy of the most recent bill for any utility charges which are to be prorated and adjusted as of the Closing Date. If the meters cannot be read as of the Closing Date and, therefore, the most recent bill is used to prorate and adjust as of the Closing Date, then to the extent that the amount of such prior bill proves to be more or less than the actual charges for the period in question, a further adjustment shall be made



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after the Closing Date as soon as the actual charges for such utilities are available, which Buyer shall have read as soon as possible after the Closing Date. Sellers' and Buyer's obligation to make such post-Closing Date adjustments for utilities shall survive the Closing.

          4.06     TRANSFER TAXES.

          Buyer, on the one hand, and the Sellers, on the other hand, shall each pay 50% of any state or local transfer tax, deed excise tax (or any other tax based upon the transfer of the Purchased Assets) and the recording fee for all deeds imposed in connection with the purchase and sale.

          4.07     ADJUSTMENT PAYMENT.

          Within five (5) days of the date upon which the amount of each adjustment is finally determined pursuant to this Article IV, payments required thereby will be made by check or wire transfer payable to the appropriate party.

                                   ARTICLE V

                                    CLOSING

          The closing (the "Closing") of the transaction contemplated by this Agreement will take place at Pierce Atwood, One Monument Square, Portland, Maine, at 10:00 a.m. local time on the fifth business day following the date upon which all of the conditions precedent set forth in Articles VIII and IX of this Agreement are satisfied or waived by the appropriate party hereto, subject to Article XII of this Agreement, or at such other time and place as the parties may agree in writing. The date of Closing is sometimes referred to herein as the "Closing Date".

                                   ARTICLE VI

                   REPRESENTATIONS AND WARRANTIES OF SELLERS

         Sellers hereby represent and warrant to Buyer as follows:

          6.01     CORPORATE ORGANIZATION.

          WVSAL is a corporation duly organized, validly existing and in good standing under the laws of the State of New Hampshire. CI is a corporation duly organized, validly existing and in good standing under the laws of the State of Maine. American SKI is a corporation duly organized, validly existing and in good standing under the laws of the State of Maine, Sellers and American SKI have full power and authority to own or lease their properties and to carry on their businesses as now conducted and to execute and deliver this Agreement and to carry out the terms hereof.




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          6.02     AUTHORIZATION OF AGREEMENT.

          The execution and delivery of this Agreement and the agreements contemplated hereby (the "Related Agreements") by Sellers and American SKI the performance by Sellers and American SKI of the obligations to be performed hereunder and thereunder have been duly authorized by all necessary and appropriate action by the Board of Directors and stockholders of Sellers and American SKI. The execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not (i) conflict with, or result in a breach of, or default under, or permit acceleration of any obligation under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, material agreement or other material instrument or obligation (including without limitation its Articles of Incorporation and By-laws) to which Sellers or American SKI are a party, or by which it or any of its properties or assets may be bound or affected or (ii) violate any order, writ, injunction, decree or statute, or any rule, regulation, permit, license or conditions thereto (excepting the necessity of obtaining the approvals, transfers and reissuances of Licenses and Permits described in Section 6.04 below), or (iii) result in the creation or imposition of any lien, charge or encumbrance of any nature upon any of the Purchased Assets. This Agreement and the Related Agreements are valid and binding obligations of Sellers and American SKI enforceable in accordance with their terms, subject to equitable principles and applicable bankruptcy and other creditors' rights laws, regulations and rulings.

          6.03     COMPLIANCE WITH LAWS.

          Except as set forth in Schedule 6.03, Sellers are not in violation of any applicable federal, state and local laws, rules, regulations, ordinances, codes or orders ("Laws") governing the Purchased Assets and the operation of the Ski Areas and has not received written notification of any asserted past or present failure by it to operate the Ski Areas in accordance with any such law, ordinance or regulation and to Sellers' knowledge no event has occurred which with notice or the passage of time would constitute such a default.

          6.04     LICENSES AND PERMITS.

                   (a) No permits, licenses, approvals, clearances or other governmental consents are required for the transfer of the Purchased Assets to Buyer pursuant to the terms of this Agreement except for:

                         (i)      a receipt of all necessary approvals from the
USDOJ pursuant to the Consent Decree;

                         (ii)     reissuance by the U.S. Forest Service of the
USFS Permit to Buyer;

                         (iii)    the transfer or reissuance of the other
governmental licenses, permits, authorizations, approvals and certificates listed in Schedule 1.05 and 6.04



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("Licenses and Permits") from Sellers to Buyer.

               (b) The Sellers have not disposed of or permitted to lapse any license, permit or other authorization from any federal, state or local authorities related to the Purchased Assets or the operation of the Ski Areas.

               (c) The Licenses and Permits listed on Schedule 6.04 are all of the governmental licenses, permits, authorizations, approvals and certificates known to Sellers which are needed to operate the Ski Areas at full capacity.


          6.05     ENVIRONMENTAL MATTERS; HEALTH AND SAFETY.

                   (a) Except as disclosed in Schedule 6.05, there are no outstanding or, to Sellers' knowledge, threatened actions, claims, proceedings, determinations or judgments by any party, including, but not limited to, any governmental authority or agency, against or involving the Sellers, arising under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. 9601 et. seq. ("CERCLA") or any other federal, state, local or other environmental, health or safety law, regulation, order or requirement. Except as listed in Schedule 6.05, there are no outstanding or to Sellers' knowledge threatened orders, determinations or notices of violation issued by any federal, state, local or other governmental authority administering environmental or health and safety laws in connection with operation of the Ski Areas which have not been complied with or resolved to the satisfaction of such governmental authority.

                   (b) Except as set forth in Schedule 6.05, Sellers are operating the Ski Areas in compliance with all applicable federal, state, and local environmental or health and safety laws, regulations and ordinances governing the Ski Areas.

          6.06     TITLE.

          Except as set forth in Schedules 1.01(a) through 1.01(c), Sellers hold good and clear record and marketable title to the Sellers' Real Estate, free of all liens, restrictions and encumbrances, except applicable zoning and land use laws, regulations, rules and ordinances and the sale of the Sellers' Real Estate does not require the consent of any person or entity other than those listed in
Section 6.04. Except for those listed on Schedule 6.13, Sellers have no outstanding leases, licenses, occupancy agreements or any contracts or agreements with respect to the Sellers' Real Estate.

          6.07     TITLE TO OTHER PURCHASED ASSETS.

          Except as set forth in Schedule 6.07, Sellers hold and will transfer to the Buyer good and marketable title to all Purchased Assets, other than Sellers' Real Estate, free and clear of all encumbrances, liens, charges or other restrictions of any kind. Except for those listed on Schedule 6.07, Sellers have no outstanding contracts or agreements with respect to or affecting



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the Purchased Assets.  None of the contracts or agreements listed in Schedule
6.07 shall be binding upon Buyer, unless listed in Schedule 3.01.

          6.08     APPLICABLE ZONING AND USE.

          The existing operations of the Ski Areas are permitted uses within the zoning districts in which they are located or otherwise permitted under the USFS Permit and other Licenses and Permits held by Sellers.

          6.09     LITIGATION.

          Except as provided in Schedule 6.09, there is no action, suit, proceeding at law or in equity by any person or entity, or any arbitration or any administrative or other proceeding by or before any governmental or other instrumentality or agency, pending, or, to Sellers' knowledge, threatened, against either of Sellers with respect to their respective businesses or any of the Purchased Assets.

          6.10     WARRANTY OF PURCHASED ASSETS.

          (a) Except as provided in Schedule 6.01(a), all of the Purchased Assets to be purchased, sold or otherwise transferred or assigned pursuant to this Agreement, are in good condition and repair, ordinary wear and tear excepted, and suitable for their intended use.

          (b) Except as provided in Schedule 6.01(b), all of the rights, properties and assets utilized or required by the Sellers in connection with the ownership or operation of the Purchased Assets or the Ski Areas are included fully in the Purchased Assets.

          6.11     SELLERS NOT "FOREIGN PERSONS".

          Sellers are not "foreign persons" as defined in Internal Revenue Code (the "Code") Section 1445, and Sellers will execute and deliver to Buyer at Closing an affidavit in compliance with Code Section 1445(b)(2).

          6.12     TAXES.

          Except as described in Schedule 6.12, Sellers have timely filed all tax returns, tax information returns and reports required to be filed through the Closing Date which relate to the Purchased Assets and have paid all taxes and other charges which have become due pursuant to such returns and reports, or pursuant to any assessment received by it, except for any taxes the validity of which Sellers may be contesting in good faith in appropriate proceedings. Sellers are not delinquent in the payment of any tax assessment or governmental charge which relates to any of the Purchased Assets, no deficiencies for any taxes which relate to any of the Purchased Assets have been proposed, threatened, asserted or assessed against Sellers, and no requests for waivers of the time to assess or pay any such tax are pending. There are no tax liens upon any of the

Purchased Assets and no such liens will arise as a result of the transaction contemplated hereby. For the purposes of this Agreement, the term "tax" shall include all federal, state, local and foreign income, property, sales, excise and other taxes of any nature whatsoever. Sellers have withheld all required amounts from their employees, agents, contractors, and nonresidents and remitted such amounts to the proper agencies and have paid all employer contributions and premiums in compliance with applicable laws, including ERISA and the Code.

          6.13     CONTRACTS AND COMMITMENTS.

          Schedule 6.13 sets forth a description of all contracts, agreements and commitments of Sellers, with respect to or affecting the Purchased Assets. Each executed contract or commitment set forth in Schedule 6.13 hereto is in full force and effect and, except as set forth in Schedule 6.13, the Sellers are not in default under any such contract or commitment.

          6.14     INTELLECTUAL PROPERTY.

          Attached as Schedule 1.07 is a list of Sellers' trademarks (whether or not registered), tradenames, servicemarks (whether or not registered), copyrights (whether or not registered), trademark and service mark registrations (and pending applications therefor). Sellers have not granted any outstanding licenses or other rights to use any Intellectual Property Rights, and Sellers are not liable, nor have Sellers made any contract or arrangement whereby it may become liable, to any person for any royalty or other compensation for the use of any Intellectual Property Rights. None of the rights of Sellers in, to or under any Intellectual Property Rights will be adversely affected by the consummation of the transactions contemplated hereby. Use of the Intellectual Property Rights in the operation of the Ski Areas in the manner conducted by Sellers prior to the Closing will not infringe any patent or copyright of any third party, nor constitute a misappropriation of the trade secrets or other proprietary rights of any third party.

          6.15     EMPLOYEE BENEFIT PLANS.

          All of the pension, retirement, profit sharing, savings, stock option, severance, bonus, fringe benefit, insurance or other employee benefit plan or arrangement of Sellers or applicable to their employees is listed in Schedule
6.15. Each of the above plans has been operated and administered in accordance with applicable laws, including ERISA and the Code.

          6.16     LABOR AND EMPLOYEE RELATIONS.

          There are no agreements between any union, labor organization or other bargaining agent in respect of any employee of Sellers who is employed in Sellers' operation of the Ski Areas business ("Employee"). To the best knowledge of the Sellers, (i) there are no labor trouble, dispute, grievance, strike or request for union representation pending or threatened and (ii) none of the Sellers' management personnel have given notice of resignation or threatened to resign. At the Closing Date, all Employees will be free of all employment obligations to Sellers and will be free to become the employees of Buyer if Buyer so desires.

          6.17    ABSENCE OF CERTAIN DEVELOPMENTS.

          Since the Balance Sheet Date the Sellers each has conducted its business only in the ordinary course and has not:

          (a) declared or paid any dividend or otherwise declared, paid or distributed to any shareholder any property of any type or nature, other than in cash, or purchased, redeemed, or otherwise acquired or agreed to purchase, redeem, or otherwise acquire, any of its shareholders' capital stock other than for cash prior to the Closing;

          (b) made any loans or advances to, or guarantees for the benefit of, any Person other than guarantees shown on Schedule 6.13 to be discharged at Closing;

          (c) except as provided in Schedule 6.17(c), increased the annualized level of compensation of or granted any bonuses, benefits or other forms of direct or indirect compensation to any employee, officer, director, employee, agent or consultant other than routine increases in the ordinary course of business, or increased any bonus, percentage compensation, service award or other like benefit, granted made or agreed to for any such officer, director, employee, agent or consultant, or increased any welfare, pension, retirement or similar payment or arrangement made or agreed to which is greater than any such bonus, percentage compensation, service award or other like benefit or any welfare, pension retirement or similar payment or arrangement existing or made pursuant to arrangements, agreements, or plans existing at the Balance Sheet Date;

          (d) experienced any theft, damage, destruction or loss of or to any property or properties owned or used by it, whether or not covered by insurance, adversely affecting the properties or business of either Seller;

          (e) changed its accounting methods or practices (including, without limitation, any change in depreciation or amortization methods, policies, or rates or income recognition methods);

          (f) entered into, amended or terminated any contract, commitment, lease, license, collective bargaining agreement, employee benefit plan, or any other material agreement, to which it is a party, or by which it or any of its assets or properties are bound, except, in the ordinary course of business;

          (g) waived, canceled or released any right, claim or debts, except in the ordinary course of business;

          (h) except as provided in Schedule 6.17(h), received notice of any violation of any law, rule or regulation, of any governmental entity or agency;

          (i) received any claim for damages arising out of actual or alleged negligence or other tort, or breach of contract not fully covered by insurance;

          (j) sold, assigned, mortgaged, pledged, leased, transferred, or disposed of any of its assets, properties, or rights (tangible or intangible) except in the ordinary course of business consistent with past practices;

          (k) except the collateral interests established in connection with American Ski's acquisition of S-K-I Limited, which are shown on Schedule 6.13 as to be discharged at Closing, mortgaged, pledged, or subjected to any lien, charge, or other encumbrance, any of its assets, except liens for current property taxes not yet due and payable;

          (l) except as provided in Schedule 6.17(l), made any capital expenditures or commitments therefor that aggregate in excess of $100,000;

          (m)     revalued any of its assets; or

          (n) agreed to do any of the things described in the preceding clauses (a) through (m).


          6.18     AFFILIATE TRANSACTIONS.

          Except as set forth in Schedule 6.18, neither of the Sellers has any business relationship with any of their affiliates.


          6.19     FINANCIAL STATEMENTS AND RELATED MATTERS.

          (a) The Financial Statements were prepared in accordance with generally accepted accounting principles consistently applied and present fairly the financial position and results of operations of Sellers at the dates and for the periods indicated therein.

          (b) On the Balance Sheet Date, Seller had no liability of any nature (whether accrued, absolute, contingent or otherwise) of the type which should be reflected in balance sheets (including the notes thereto) prepared in accordance with generally accepted accounting principles, which was not fully disclosed, reflected or reserved against in the Balance Sheet; and except for liabilities which have been incurred since the Balance Sheet Date in the ordinary and regular course of the business of the Ski Areas or which are set forth in Schedule 6.19, since the Balance Sheet Date, Sellers have not incurred any liability of any nature (whether accrued, absolute, contingent or otherwise).

          (c) "Financial Statements" shall mean the financial statements for WVSAL and CI for the twelve months ended April 28, 1996. The "Balance Sheet Date" shall be April 28, 1996. The "Balance Sheet" shall be the balance sheet contained in the Financial Statements.

                                  ARTICLE VII

                    REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to Sellers as follows:

          7.01     CORPORATE ORGANIZATION.

          Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware with full power and authority to own or lease its property and to carry on its businesses as now conducted.

          7.02     AUTHORIZATION OF AGREEMENT.

          The execution and delivery of this Agreement and the Related Agreements by Buyer and the performance by Buyer of the obligations to be performed hereunder and thereunder have been duly authorized by all necessary and appropriate action by the directors of Buyer and no shareholder approval is required in connection therewith. The execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not conflict with or result in a breach of, or constitute a default under, the terms and conditions of Buyer's Certificate of Incorporation, By-Laws, any court or administrative order or process by which Buyer is bound, any agreement or instrument to which Buyer is a party or by which any is bound, or any statute or regulation of any governmental agency. This Agreement and the Related Agreements are the valid and binding obligations of Buyer, enforceable in accordance with their terms, subject to equitable principles and applicable bankruptcy and other creditors' rights, laws, regulations and rulings.

          7.03     REGULATORY APPROVALS.

          Except as described in Section 6.04 to Buyer's knowledge no consents, approvals, authorizations and other requirements prescribed by any law, rule or regulation are required to be obtained or satisfied by Buyer in connection with the execution, delivery or performance by Buyer of this Agreement or any documents to be executed and delivered by Buyer in connection herewith. Buyer will make an application as expeditiously as possible to the United States Forest Service to have the USFS Permit reissued to Buyer in lieu of WVSAL and to all other governmental agencies and authorities required in order to effect the transfer or reissuance of the Licenses and Permits described in Section 6.04.

                                  ARTICLE VIII

                        CONDITIONS PRECEDENT TO CLOSING
                          BY BUYER ON THE CLOSING DATE

     The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction of each of the following conditions precedent being satisfied on or before the Closing Date, subject to the right of Buyer to waive any one or more of such conditions:

          8.01     CLOSING DOCUMENTS.

          Sellers shall have delivered or caused to be delivered to Buyer, or Buyer shall have otherwise received, on or before the Closing Date, in a form reasonably satisfactory to Buyer:

               (a) Consents, waivers and authorizations of any Person to the Assumption of the Assigned Contracts and other Purchased Assets by Buyer and to the transactions contemplated by this Agreement, except for the USFS Permit and the Assigned Permits, for which provision is made in Section 8.04.

               (b) Deeds to Buyer conveying good and clear record and marketable title to the Sellers' Real Estate, free and clear of any liens or encumbrances except as described in Schedules 1.01(a) through 1.01(c) and except for those leases, licenses, or occupancy agreements or other instruments which have been assumed by the Buyer as Assumed Liabilities.

               (c) An owner's or leasehold title insurance policy, issued at Buyer's expense, dated the Closing Date on such ALTA Forms as are reasonably acceptable to Buyer and its counsel with coverage identical in all respects to the title coverage described in Schedules 1.01(a) through 1.01(c), covering the Sellers' Real Estate, and Sellers shall have provided all statements, affidavits, certificates, surveys (which surveys shall be at Buyer's expense) and indemnity agreements, which are customarily required of sellers by title insurance companies in order for the title insurance company to provide Buyer with each of the title insurance policies (and related endorsements) described in this Agreement.

               (d) Bills of Sale conveying all Purchased Assets to Buyer duly executed by Sellers (Sellers and Buyer hereby agreeing that neither the representations and warranties nor the rights and remedies of any party hereunder shall be deemed to be enlarged, modified or altered in any way by such Bills of Sale);

               (e) Certified copies of the resolutions adopted by Sellers' Board of Directors (and stockholders where required) authorizing the sale of the Purchased Assets to Buyer in accordance with this Agreement and Sellers' execution and delivery of this Agreement;

               (f) An affidavit, under penalty of perjury, indicating Seller's United States taxpayer identification number and stating that Sellers are not a foreign person, in a form sufficient to exempt Buyer from the withholding provisions of Section 1445 of the Code; and

               (g) A good standing certificate from the State of New Hampshire of recent date for WVSAL, a good standing certificate of recent date from the State of Maine for CI, and incumbency certificates of Sellers, together with a certified copy of each Sellers' Certificates of Incorporation and By-Laws.

               (h) An opinion of counsel to Sellers in form and substance acceptable to Buyer's counsel.

               (i) An Agreement to be entered into by Buyer, Sellers and American Ski relating to the certain administrative and services to be provided to Buyer on a transition basis, which services shall relate, without limitation, to the Smart Ticket Technology, the AS 400 System and Ski Areas' Reservation Systems.

               (j) Within seven (7) business days after the date hereof, Buyer shall be, in its reasonable judgment, satisfied with the management of the Sellers, including their willingness to be employed by Buyer after the Closing.

          8.02     FAILURE TO DELIVER THE PURCHASED ASSETS BY THE CLOSING DATE.

          If Sellers are unable to deliver the Purchased Assets in accordance with terms and conditions of this Agreement and in a condition substantially similar to their condition as of the date hereof on the Closing Date because of damage by fire or casualty, then Buyer shall have the right to terminate this Agreement at any time thereafter.

          8.03     LITIGATION AND REGULATORY ACTION.

          No litigation or regulatory action shall have been filed or brought against Sellers or the Purchased Asset which forbids or restricts the transactions contemplated hereby.

          8.04     PERMITS AND LICENSES.

          Sellers shall have delivered or caused to be delivered to Buyer, or Buyer shall have otherwise received, on or before the Closing Date, in a form reasonably satisfactory to Buyer:

               (a) All necessary USDOJ approvals of Buyer and the transaction contemplated hereby under the Consent Decree.

               (b) Reissuance of the USFS permit to Buyer upon Buyer's application therefor, Buyer hereby agreeing to exercise its best efforts to obtain such reissuance.

               (c) All necessary agreements, waivers, authorizations and consents to the assignments or reissuances of all Assigned Permits, and all other consents, approvals, transfers and reissuances of Licenses and Permits required in the operation of the Ski Areas or in connection with the Purchased Assets.

          8.05     OTHER DOCUMENTS.

               All such other documents as are required to be delivered in connection with the consummation of this transaction by Sellers hereunder or as Buyer or its counsel may reasonably request to carry out the purpose of this Agreement have been so delivered.



                                   ARTICLE IX

                       CONDITIONS PRECEDENT TO CLOSING BY
                          SELLERS ON THE CLOSING DATE

     The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction of each of the following conditions precedent being satisfied on or before the Closing Date, subject to the right of Sellers to waive any one or more of such conditions:

          9.01     COMPLIANCE.

          The representations and warranties of Buyer contained in this Agreement or in any of the Schedules attached hereto or in any agreement or document delivered in connection herewith shall be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date. The Buyer shall have performed and complied with all of its obligations and covenants required to be performed or complied with on or before the Closing Date.

          9.02  CLOSING DOCUMENTS.

          Buyer shall have delivered to Sellers, in a form reasonably satisfactory to counsel for Sellers:

               (a) certified copies of the resolutions adopted by Buyer's Board of Directors (and stockholders where required) authorizing the purchase of the Purchased Assets from Sellers in accordance with this Agreement and Buyer's execution and delivery of this Agreement;

               (b) an assumption agreement or agreements in form acceptable to Sellers with respect to the Assumed Liabilities;

               (c) the promissory note required pursuant to Section 4.01(a)(ii) hereof and to the extent applicable, such mortgages, security agreements, collateral assignments and other documents and agreements, in form and substance satisfactory to Sellers, as may be required by Sellers to establish and perfect the mortgage liens, security interests and collateral assignments described in Section 4.03(b) hereof; and

               (d) such other documents and certificates as are contemplated hereby or as Sellers or their counsel may reasonably request.

               (e) an opinion of Buyer's counsel in form and substance acceptable to Seller's counsel.

          9.03     PAYMENT OF MONEY.

          Buyer shall have paid the cash portion of the Purchase Price to the Sellers as provided in Section 4.03.



                                   ARTICLE X

                  COVENANTS OF SELLERS AS TO INTERIM OPERATION

         Sellers hereby covenant and agree with Buyer as follows:

          10.01    CONDUCT OF BUSINESS.

          From the date hereof to the Closing Date, Sellers will carry on its Ski Area businesses and activities in substantially the same manner as they have previously been carried out, in the ordinary course of business, and will not employ methods of manufacture, purchase, sale, lease, management, accounting, or operation that vary from those methods used by Sellers outside of the ordinary course of business consistent with past practices recognizing that American Ski has owned WVSAL since only June 28, 1996. Without limiting the foregoing except as specifically contemplated in this Agreement, from the date of this Agreement to the Closing, Sellers will:

               (a) not engage in any transaction which would be inconsistent with any representation, warranty or covenant of Sellers set forth herein or which would cause a breach of any such representation, warranty or covenant;

               (b) except as provided on Schedule 10.01(b) and in the ordinary course of business, not sell, transfer, convey, assign, lease, license or otherwise dispose of any of the Purchased Assets;

               (c) not mortgage, pledge, subject to a lien, or grant a security interest in, or otherwise encumber, any of the Purchased Assets;

               (d) use reasonable efforts (without making any commitments on behalf of Buyer) to keep its business organizations intact, keep available its present employees and to preserve its present relationships with customers, suppliers, employees and others having business relationships with Sellers;

               (e) not cause a breach of any contract or commitment, collective bargaining agreement, employee benefit plan, or any other material agreement to which either Seller is a party, or by which it or any of its assets or properties are bound;

               (f) not violate or fail to comply with laws applicable to it or its properties or business;

               (g) furnish within fifteen (15) days after the end of a fiscal month an unaudited consolidated balance sheet and income statement of the Sellers for such period, each such balance sheet and income statement to be prepared in a manner consistent with the preparation of the Financial Statements (subject to normal year-end adjustments);

               (h) not amend, change, terminate or otherwise modify any lease, contract, agreement or commitment other than in the ordinary course of business;

               (i) not enter into, or become obliged under, any contract, agreement, lease or other commitment relating to the Ski Areas, other than any contract, agreement, lease or other commitment having a term of one (1) year or less and involving a payment by or to either Seller of less than $25,000 which is entered into in the ordinary course of business;

               (j) not commit any act or permit the occurrence of any event or the existence of any condition of the type described in clauses (a) through
(n) of Section 6.17 hereof;

               (k) upon obtaining knowledge of the existence of any matter specific to Sellers' business or the Purchased Assets that could reasonably likely result in a diminution of the Purchased Assets and or the business of Sellers and or the Ski Areas , the Sellers shall promptly inform Buyer of such matter;

               (l) agree not to do any of the acts listed above (other than pursuant to clauses (d), (g) and (k) or under the circumstances specified above).

          10.02    RISK OF LOSS.

          Sellers shall bear the risk of loss, damage or destruction with respect to the Purchased Assets from any casualty until the successful consummation of the sale and purchase of the Purchased Assets on the Closing Date. In the event of any such loss, damage or destruction, the proceeds of any claim for any loss payable under any insurance policy covering such loss shall be payable to Sellers. In the event of any such material loss or damage, Sellers shall specify in writing to Buyer with particularity the loss or damage incurred, the cause thereof, if known or reasonably ascertainable, and the extent to which restoration, replacement and repair of the Purchased Assets lost or destroyed will be reimbursed under any insurance policy with respect thereto. Buyer's right to terminate this Agreement in such circumstances shall be governed by Section 8.02 of this Agreement. To the extent that Buyer determines not to terminate this Agreement, it shall be entitled to any insurance proceeds provided with respect to such loss to the extent not used by Sellers to restore the Purchased Assets.

          10.03    ACCESS TO INFORMATION.

          From the date hereof to the Closing Date, Sellers will afford to the representatives of Buyer, including its counsel, auditors, and potential lenders and other sources of financing to Buyer, during normal business hours, access to any and all of the Purchased Assets to the end that Buyer may have a reasonable opportunity to make such a full investigation of the Purchased Assets and of Sellers' Ski Area businesses in advance of the Closing Date as it shall reasonably desire, and the officers of Sellers will confer with representatives of Buyer and will furnish to Buyer, either orally or by means of such records, documents, and memoranda as are available such information as Buyer may reasonably request, and Sellers will furnish to Buyer's auditors all consents and authority that they may reasonably request in connection with any examination by Buyer.

          10.04    CONSENT OF THIRD PARTIES.

          Sellers shall use their best efforts to obtain, as soon as practicable after the date hereof, but in any event prior to the Closing Date, the consent in writing of all necessary persons to the transactions contemplated by this Agreement, including but not limited to any and all governmental authorities as set forth in Section 6.04; provided, however, that the parties hereto understand and agree that, with respect to those authorities which require the reissuance of permits to Buyer such as the USFS and the State Liquor Commission, Buyer must initiate the application process for reissuance and Sellers shall be deemed to be using its "best efforts" to the extent that it provides all cooperation which Buyer reasonably requests.

          10.05    INSURANCE COVERAGE.

          Existing insurance coverages for the Purchased Assets shall be maintained in effect by Sellers between the date hereof and the Closing Date.

          10.06    MAINTENANCE OF PURCHASED ASSETS.

          At all times from the execution of this Agreement to the Closing Date, Sellers agree to maintain the Purchased Assets in good operation, condition and repair, except for ordinary wear and tear. Sellers shall (i) not alter, disassemble or remove any Purchased Assets from the Property or take any other action in connection with the Purchased Assets which is inconsistent with the transactions contemplated by this Agreement (except for removal of lift towers resulting from the shortening of the High Country lift) and (ii) maintain in full force and effect any and all contracts, permits and licenses which are Purchased Assets or Assumed Liabilities. Sellers shall notify Buyer promptly of any material change in the condition of the Purchased Assets.

               10.07    NO SOLICITATION; BREAK-UP FEE.

               (a) Sellers shall not invite proposals concerning, or entertain, solicit, encourage, cooperate with or facilitate (by way of furnishing information, or otherwise) or accept or discuss any inquiries or proposals (other than the transaction contemplated hereby) from any Person for the acquisition of the stock, assets or business of, either Seller or the Ski Areas or any proposed business combination or other extraordinary business transaction involving either Seller or the Ski Areas (any such individually or collectively shall be herein referred to as a "Company Sale"). The Sellers and their respective officers, directors, representatives, agents and affiliates immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons heretofore conducted with respect to any of the foregoing.

               (b) If in breach this Agreement Sellers terminate or abandon this Agreement in connection with, as a result of, or at a time in which there exists a proposal of a Company Sale made to the Sellers or American Ski, or either Sellers or American Ski accept any such Company Sale proposal and within one (1) year of such termination or abandonment either Seller, American Ski or its stockholders shall consummate or agree to consummate a Company Sale with a third party, then the Sellers shall promptly pay to Buyer a fee equal to excess of the purchase price received in such third party sale over the Purchase Price.

               10.08    Further Assurances.

               From and after the Closing Date, Sellers shall execute and deliver to Buyer all such further assignments, endorsements and other documents as Buyer may reasonably request for the purpose of effecting transfer of Sellers' title to the Purchased Assets and/or carrying out the provisions of this Agreement.

                                   ARTICLE XI

                                INDEMNIFICATION


               11.01    INDEMNIFICATION BY SELLERS AND AMERICAN SKI.

               Subject to the provisions of Sections 11.03 through 11.06 hereof, Sellers and American SKI shall, jointly and severally, indemnify and hold Buyer harmless from and against all losses, liabilities, costs and expenses, including reasonable attorneys' fees, actually suffered, incurred, paid or required under penalty of law to be paid by Buyer (collectively referred to as "Buyer's Damages") resulting in whole or in part from (i) any breach or violation of this Agreement by Sellers, (ii) any inaccuracy in or breach of any representation, warranty or covenant made by Sellers herein or in the Schedules attached hereto;
(iii) any inaccuracy or misrepresentation in the Schedules attached hereto or in any certificate, document, instrument or affidavit delivered by Sellers in accordance with the provisions of this Agreement; and (iv) any and all claims, debts, liabilities, taxes and other obligations of Sellers or the Ski Resorts whether accrued, absolute, contingent or otherwise, not expressly agreed to be assumed or undertaken by the Buyer pursuant to Section
3.01 of this Agreement.

          11.02  INDEMNIFICATION BY BUYER.

                 Subject to the provisions of Sections 11.03 through 11.06 hereof, Buyer shall indemnify and hold Sellers harmless from and against all losses, liabilities, costs and expenses, including reasonable attorneys' fees, actually, suffered, incurred, paid or required under penalty of law to be paid by Sellers (collectively referred to as "Sellers' Damages") resulting in whole or in part from (i) any breach or violation of this Agreement by Buyer, (ii) any inaccuracy in or breach of any representation, warranty or covenant made by Buyer herein or in the Schedules attached hereto; (iii) any inaccuracy or misrepresentation in the Schedules attached hereto or in any certificate, document, instrument or affidavit delivered by Buyer in accordance with the provisions of this Agreement; and (iv) any and all claims, debts, liabilities, taxes and other obligations assumed by Buyer pursuant to Section 3.01 of this Agreement.

          11.03     NOTIFICATION OF CLAIM.

                    The party seeking indemnification (the "Indemnitee"), upon obtaining knowledge of any claim or demand which has given rise to, or could reasonably give rise to, a claim for identification hereunder, shall in writing notify the other party (the "Indemnitor") of such claim, shall provide the Indemnitor with a copy of such claim or other documents received, and shall otherwise make available to the Indemnitor all relevant information material to the defense of such claim and within the Indemnitee's possession. Subject to the limitations set forth in Section 11.05, no failure or delay by the Indemnitee in the performance of the foregoing shall reduce or otherwise affect the obligation of the Indemnitor to indemnify and hold the Indemnitee harmless, except to the extent that such failure or delay shall have adversely affected Indemnitor's ability to defend against, settle or satisfy any liability, loss, damage, expense, claim or demand for which Indemnitee is entitled to indemnification hereunder. If the claim or demand set forth in the notice given by Indemnitee is a claim or demand asserted by a third party, Indemnitor shall have thirty (30) days after receipt of such notice to notify Indemnitee in writing of its election to defend, at its sole cost and expense, against such claim, either in its own name or in the name of the Indemnitee, as may be required, and the Indemnitee, at its sole cost and expense, shall have the right to participate in such defense. If Indemnitor elects to defend such third party claim or demand, the Indemnitor shall have the right to settle any such claim, except where such settlement would have an adverse effect on the Indemnitee in which case the Indemnitor shall have the right to settle any such claim only after obtaining the written consent of Indemnitee thereto. If the Indemnitor elects not to defend such third party claim or demand or does not defend such third party claim or demand in good faith, the Indemnitee may, at Indemnitor's expense, elect to defend such third party claim or demand; provided, however, that Indemnitee shall not have any obligation to participate in the defense of or defend any such third party claim or demand and Indemnitee's defense of or participation in the defense of any such third party claim or demand shall not in any way diminish or lessen the obligations of Indemnitor under the agreements of indemnification set forth herein. The Indemnitor shall have the right to provide a defense under a reservation of rights regarding entitlement to indemnity. The Indemnitee shall not settle or compromise the claim unless (a) it shall first obtain the written consent of the Indemnitor, (b) suit shall have been instituted against the Indemnitee and the Indemnitor shall have failed, after the lapse of a reasonable time (not to exceed 20 days) after written notice to it of such suit, to take action to defend the same, or (c) Indemnitor shall have failed to notify Indemnitee in writing of its intention to contest the claim within twenty (20) days after the above notice from Indemnitee to Indemnitor.

          11.04     BUFFER.

                    Except as provided in the following two sentences, notwithstanding anything to the contrary contained hereinabove in this Article XI, no claims for indemnification shall be made by one party against the other except to the extent that all such claims by one party for the other party's payment of indemnification claims hereunder shall aggregate in excess of Five Hundred Thousand Dollars ($500,000.00), whereupon such parties shall be entitled to indemnification hereunder for indemnification claims for all losses, damages or expenses suffered in excess of such amount. The provisions of the immediately preceding sentence shall not apply with respect to any Buyer's Damages arising from a breach by the Sellers of the representations set forth in Sections 6.05 and 6.12 of this Agreement or a breach by Sellers of the provisions of Section 3.01 of this Agreement. The Buyer shall be entitled to indemnification hereunder from the Sellers and American Ski for one-half of all Buyer's Damages arising from a breach by the Sellers of the representation set forth in Section 6.05 of this Agreement without regard to (a) the unlimited scope of the indemnity described in Section 11.01, or (b) the $500,000 threshold set forth above.


          11.05     TIME LIMITATIONS.

                    No claim may be asserted under this Article XI after the lapse of twelve (12) months from the Closing Date, except (a) any claim arising from a breach of the representation, warranties and covenants set forth in
Section 6.12 hereof, in which case Buyer shall not be entitled to assert any right of indemnification after the expiration of the statute of limitations (including any extensions thereof) imposed by the Code, or any other applicable law with respect to foreign, federal or state tax liability of Sellers for all taxable years or periods ending on or prior to the Closing Date, (b) any claim arising from a breach of the warranty, representation and covenants contained in
Section 6.05 hereof, in which case Buyer shall be entitled to assert any indemnification claim relating thereto at any time prior to the three year anniversary of the Closing Date, and (c) if there shall then be pending any dispute, claim, proceeding or action at the end of the twelve (12) month period from the Closing Date or, in the case of indemnification claims arising from Sections 6.12 or 6.05 hereof, at the expiration of the applicable statute of limitations or at the time of the three year anniversary of the Closing Date, respectively, in which case Buyer shall continue to have the right to be indemnified with respect to such indemnification, dispute, claims, proceeding or action.

          11.06     LIMITATION.

                    Anything in this Article XI to the contrary notwithstanding, the Sellers shall not be liable to the Buyer under Section 11.01 or otherwise for any loss, cost, damage or expense of the Buyer arising after the Closing and arising from the continuation by the Buyer of any course of dealing or non-compliance with law or other commitments practiced by the Sellers prior to the Closing, whether or not the Sellers' description thereof and this Agreement and the Schedules attached hereto constituted a breach of a representation or warranty.

          11.07     MITIGATION OF DAMAGES.

                    The Buyer and the Sellers shall be obligated to take all reasonable steps consistent with sound business practices (as determined by Buyer or Sellers in its or their reasonable discretion) necessary to mitigate their losses, costs, damages and expense, and nothing in this Article XI shall excuse Buyer or Sellers from such obligation to mitigate such loss, cost, damage or expense.




          11.08     INTENTIONAL MISREPRESENTATIONS.

                    Nothing contained in the foregoing provisions shall relieve any officer, member, shareholder, or director of Buyer or Sellers of any liability which it may have on account of the delivery by one party hereto to the other party of any certificate required to be delivered by any party hereto under the terms hereof which said certificate is untrue in any respect and which is at the Closing known by such person executing and delivering the same to be untrue.

                                  ARTICLE XII

                                  TERMINATION

          12.01     TERMINATION.

          This Agreement may be terminated at any time prior to Closing:

                    (a)    By the mutual written consent of Buyer and Sellers;

                    (b) By Buyer, upon written notice to Sellers, if the Closing Date has not occurred on or before October 31, 1996 (which date shall be automatically extended to November 27, 1996 to the extent necessary to satisfy the condition precedent set forth in Section 8.04 hereof), or such later date as the parties may agree in writing, provided that the Buyer is notin breach or default under this Agreement;

                    (c) By Sellers, upon written notice to Buyer, if the Closing Date has not occurred on or before October 31, 1996 (which date shall be automatically extended to November 27, 1996 if so extended under clause (b) of this Section 12.01), or such later date as the parties may agree in writing, provided that the Sellers are not in breach or default under this Agreement;

                    (d)     By Sellers or Buyer pursuant to Section 4.01(a);

                    (e)     By Buyer pursuant to Section 8.02 hereof;

provided, however, that no party shall have the right to terminate this Agreement unilaterally if the event giving rise to such right is primarily attributable to such party or to any affiliated party, and, provided further, that the party terminating this Agreement shall give notice of its election to terminate and shall specify in such notice the reason(s) therefor.

          12.02     EFFECT OF OBLIGATIONS.

                    Termination of this Agreement pursuant to this Article shall terminate all obligations of the parties hereunder, except for the obligations under Sections 4.02, 10.07, 13.02 and 13.15 and the Escrow Agreement.

          12.03     WAIVER.

                    At any time prior to the Closing, any party hereto may (a) extend the time for performance of any of the obligations or other acts of any other party hereto or (b) waive compliance with any of the agreements of any other party or with any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit.


                                  ARTICLE XIII

                                 MISCELLANEOUS

          13.01    CONSENTS TO ASSIGNMENT BY THIRD PARTIES.

          This Agreement shall not constitute an agreement to assign any asset, claim, contract, permit, franchise, license or similar agreement or right if any attempted assignment of the same without the consent of the other party thereto would constitute a breach thereof or in any way affect the rights of Sellers or Buyer thereunder.

          13.02    CONFIDENTIALITY.

          Buyer acknowledges that in the course of preparing this Agreement, Buyer has obtained information concerning the business of Sellers which is of a confidential and/or proprietary nature (the "Confidential Information"). Buyer (including the directors, officers, employees and agents thereof) agrees to retain in confidence and not to disclose any of the Confidential Information of Sellers to any third party (other than Buyer's advisors, counsel, accountants and potential financing sources) and if this Agreement is terminated and the transactions contemplated hereby are not concluded, to promptly return all such Confidential Information to Sellers and not retain or use any Confidential Information or copies thereof for any purpose, except as disclosure may be required by law or government regulation or order or regulatory process or unless the information sought to be disclosed or used (i) is publicly known as of the date hereof or becomes publicly known though no fault of Buyer, or (ii) is lawfully received by Buyer from a third party not bound in a confidential relationship to any party whose confidential information is to be protected hereunder.

          13.03    BROKERS.

          Each of Buyer and Sellers represents and warrants to the other that they have not engaged any brokers and there are no brokerage or finders' fees payable in connection with the transactions contemplated hereby resulting from any actions taken by them.

          13.04    REPRESENTATIONS AND WARRANTIES.

          Sellers and Buyer hereby agree that statements made in the Schedules attached hereto and the certificates delivered in connection herewith shall be representations and warranties for purposes of this Agreement. The representations and warranties made in this Agreement shall only survive the Closing to the extent specifically described herein.

          13.05    FURTHER ASSURANCES.

          From and after the Closing Date, upon the reasonable request of Buyer from time to time, and at Buyer's expense, Sellers shall execute and deliver all documents, make all rightful oaths, testify in any proceedings and do all other acts which may be reasonably necessary or desirable in the opinion of Buyer to protect or defend the right, title or interest of Buyer in and to the Purchased Assets.

          13.06    TAX MATTERS.

          The aggregate purchase price for the Purchased Assets paid by Buyer in accordance with this Agreement will be allocated among the Purchased Assets by Buyer and Sellers in accordance with Section 1060 of the Code and the regulations thereunder, as set forth in Schedule 13.06 attached hereto. Buyer and Sellers covenant and agree that the Buyer and Sellers shall each timely file (with the appropriate Internal Revenue Service) Form 8594 in substantially the form attached to Schedule 13.06. The covenants and agreements of the Buyer and Sellers set forth in this Section shall survive the Closing and shall continue so long as the Buyer or Sellers (as the case may be) is obligated under the Internal Revenue Code of 1986, as amended or the regulations or rulings promulgated thereunder, to file Form
8594, including any Supplemental Statement under Part IV of Form 8594. Buyer and Sellers will furnish each other with a copy of the purchase price allocation information they submit to the Internal Revenue Service, in connection with the filing of their fiscal 1996 federal income tax returns. [Subject to review].

          13.07    AMENDMENT.

          This Agreement may not be amended except by written agreement of Sellers and Buyer.

          13.08    GOVERNING LAW; SEVERABILITY.

          This Agreement shall be construed in all respects in accordance with, and governed by, the internal laws (as opposed to conflicts of laws provisions) of Maine. If any provision, clause or part of this Agreement, or the application thereof under certain circumstances, is held invalid, the remainder of this Agreement, or the applications of each provision, clause or part under other circumstances, shall not be affected thereby.

          13.09    RETENTION OF BOOKS AND RECORDS.

          Buyer and Sellers shall retain for a period of three (3) years from the Closing all of their books and records (including such records as may be stored in computer databases) relating to the Purchased Assets. During such three-year period, each party will make such books and records available to the other for purposes of inspection and copying, upon a proper purpose being stated. If any party requires the original of any document in possession of the other, such party shall provide the same, if available, subject to the providing party's right to inspect and copy it. Each party will have the right to destroy such books and records at any time after the end of such three-year period; provided, however, that it shall give written notice to the other party prior to the time it intends to destroy such books and records so that if the other party wishes to take possession of all or some part of such books and records it may do so, at its expense.

          13.10    WAIVER.

          The failure of Sellers or Buyer to insist, in any one or more instances, upon performance of any of the terms or conditions of this Agreement, shall not be construed as a waiver or relinquishment of any rights granted hereunder or the future performance of any such term, covenant or condition.

          13.11    HEADINGS.

          The descriptive headings in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

          13.12    COUNTERPARTS.

          This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

          13.13    NOTICES.

          Any notice to be given hereunder shall be given in writing and delivered or mailed by registered or certified mail, return receipt requested, in the case of Sellers, to:

                   American Skiing Company
                   Sunday River Access Road
                   P.O. Box 450
                   Bethel, ME 04217
                   Attention: Michael Krongel
with a copy to:

                   Christopher E. Howard, Esq.
                   Pierce Atwood
                   One Monument Square
                   Portland, ME  04101

and, in the case of Buyer, to

                   Booth Creek Ski Acquisition Corp.
                   1000 South Frontage Road, Suite 100
                   Vail, CO  81657
                   Attention: George N. Gillett, Jr.
with a copy to:

                   Bruce A. Toth, Esq.
                   Winston & Strawn
                   35 West Wacker Drive
                   Chicago, IL  60601-9703

or to such other address as Sellers or Buyer may designate by notice in writing to the other, provided that no party may designate that notices be sent to more than two locations at any particular time.

          13.14    BENEFIT.

          This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto without the prior written consent of the other parties hereto other than by Buyer to financing sources. Upon prior written consent being obtained, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

          13.15    EXPENSES.

          Subject to the provisions of Section 10.07, all expenses incurred by, on behalf of, or for the benefit of Sellers or Buyer in connection with the closing of transactions contemplated hereby, including without limitation, engineering, legal, advisory, investment banking and accounting fees, shall be the responsibility of and for the account of the party or parties who ordered or for whose benefit the particular service or particular expense was incurred.

          13.16    PUBLIC ANNOUNCEMENT.

          Except as required by law, prior to the Closing Date, no public announcement of the transactions contemplated hereby shall be made by way of press release, disclosure to the trade or otherwise, except as mutually agreed upon by the parties hereto. Sellers may inform the citizens of the Towns of Waterville Valley and North Conway of the existence of the Agreement and the identity of Buyer.

          13.17    THIRD PARTY BENEFICIARIES.

          Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto or their permitted assigns.

          13.18    ENTIRE AGREEMENT.

          This Agreement and the related closing documents executed and delivered in connection herewith constitute the entire agreement between Sellers and Buyer with respect to the transactions contemplated hereby, superseding all prior understandings and agreements among Sellers and Buyer with respect to the subject matter hereof.

          13.19    SOLICITATION OF EMPLOYEES.

          None of the Sellers or American SKI will prior to June 30, 1997 solicit for hire or hire any individual employed as of the date of this Agreement by either of the Sellers or subsequently employed by either of the Sellers.

          13.20    COLLECTION OF ACCOUNTS RECEIVABLE.

          Sellers and Buyer shall each cooperate in the other's attempts and efforts to collect the accounts receivable belonging to such party under the terms of this Agreement. Upon receipt by either Seller or American Ski of any payments of the accounts receivable which constitute Purchased Assets under
Section 1.10 hereof, whether such payments were received prior to or after the Closing, Sellers and American Ski shall transfer such payments to Buyer. Upon receipt by Buyer of any payments of the accounts receivable which constitute Excluded Assets under Section 2.02 hereof, Buyer shall transfer such payments to Sellers.

         IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed under seal as of the day and year first above written.


                                             BOOTH CREEK SKI ACQUISITION CORP.


                                             By: /s/ George N. Gillett, Jr.
                                                -------------------------------

                                             Its:     Chairman
                                                  -----------------------------

                                             WATERVILLE VALLEY SKI AREA, LTD.


                                             By: /s/ Leslie B. Otten
                                                -------------------------------

                                             Its:
                                                 ------------------------------

                                             AMERICAN SKIING COMPANY


                                             By: /s/ Leslie B. Otten
                                                -------------------------------

                                             Its:
                                                 ------------------------------

                                             CRANMORE, INC.


                                             By: /s/ Leslie B. Otten
                                                -------------------------------

                                             Its:
                                                 ------------------------------

                                   SCHEDULES



                                                                  SECTION
DESCRIPTION                                                       REFERENCE
-----------                                                       ---------

WVSAL REAL ESTATE                                                   1.01(a)
CI REAL ESTATE                                                      1.01(b)
EASEMENTS                                                           1.01(c)
SKI AREAS IMPROVEMENTS                                              1.03
PERSONAL PROPERTY                                                   1.04
LICENSES AND PERMITS                                                1.05

INTELLECTUAL PROPERTY RIGHTS                                        1.07

ASSUMED LIABILITIES                                                 3.01

ADJUSTMENT FOR TAXES, PREPAYMENTS AND DEPOSITS                      4.02

COMPLIANCE WITH LAWS                                                6.03
LICENSES AND PERMITS                                                6.04
ENVIRONMENTAL MATTERS; HEALTH AND SAFETY                            6.05
TITLE TO OTHER PURCHASED ASSETS                                     6.07
LITIGATION                                                          6.09
TAXES                                                               6.12
CONTRACTS AND COMMITMENTS                                           6.13
EMPLOYEE BENEFIT PLANS                                              6.15

CARRY ON BUSINESS IN NORMAL MANNER                                 10.01

TAX MATTERS                                                        13.06






                                      S-1